[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.28

Confidential

COMMERCIAL SUPPLY AGREEMENT

(Roxadustat)

This Commercial Supply Agreement (the “Agreement”) is effective as of January 1, 2020 (the “Effective Date”), by and between FibroGen, Inc., a Delaware corporation with offices located at 409 Illinois Street, San Francisco, California 94158, and its Affiliates (collectively, “FibroGen”), and Catalent Pharma Solutions, LLC, a Delaware limited liability corporation having an address at 14 Schoolhouse Road, Somerset, New Jersey 08873 (“Catalent”). Catalent and each of its Affiliates shall collectively be referred to herein as “Catalent”.  FibroGen and Catalent may be referred to individually as a “Party”, and collectively as the “Parties”.

RECITALS

A.FibroGen owns or controls certain technology and intellectual property relating to the compound known as roxadustat (or FG-4592);

B.Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services, for pharmaceutical, biotechnology and consumer healthcare companies; and

C.FibroGen desires to engage Catalent to perform Manufacturing Services (as defined below) for FibroGen, including without limitation the manufacture and supply of roxadustat bulk drug product, and Catalent desires to provide such services on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meanings ascribed to them below for purposes of this Agreement:

1.1“Acknowledgement” has the meaning set forth in Section 2.2.2.

1.2“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities or other ownership interests or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise. Affiliates of FibroGen shall include, without limitation, any wholly foreign owned entities (whether owned or controlled directly by FibroGen or through one of its subsidiaries).

1.3“ANVISA” means Brazil's National Health Surveillance Agency.

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Confidential

1.4“API” means FibroGen’s proprietary active pharmaceutical ingredient designated as FG-4592 (roxadustat), as further described in the Specifications.

1.5“Applicable Law(s)” means, with respect to FibroGen, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which API or Product is produced, marketed, distributed, used or sold; and, with respect to Catalent, all laws, rules, and regulations applicable to the Manufacturing Services or otherwise bearing on the performance of this Agreement, and the relevant Purchase Order, including, as applicable, cGMP and other regulatory standards or requirements of Regulatory Authorities.

1.6“Batches” or a “Batch” of Product means a specific quantity of tablets defined in Attachment A hereto that is intended to have uniform character and quality, within specified limits as described in more detail in Attachment A hereto).

1.7“Batch Documentation Package” means all of the documentation associated with the production, manufacturing, packaging, labeling, testing, and release of a given Batch or Blend, including without limitation, Executed Batch Records, sampling documentation, raw data, test results, deviation reports, the Certificate of Analysis, the Certificate of Compliance, and any additional documentation required under the applicable Quality Agreement. Unless otherwise agreed to in a signed writing by both Parties, the Batch Documentation Package shall be in the English language.

1.8“Binding Forecast” has the meaning set forth in Section 2.7.

1.9“Blend” means a theoretical yield of [  ] ([  ]) kilograms of drug product blend that is to be compressed into Batches (tablets of different strengths) and produced according to a single manufacturing order during the same cycle of manufacture as specified in the applicable Purchase Order. For clarity, a Blend refers to a mixture that contains API and excipients, and is lubricated and ready for compression into different strengths of Product, as described in more detail in Attachment A hereto.

1.10“Catalent Background Intellectual Property” means all Intellectual Property that is: (a) used in the course of performing Manufacturing Services under this Agreement; and (b) (i) owned or controlled by Catalent prior to the Effective Date of this Agreement, or (ii) made, conceived or reduced to practice outside the scope of this Agreement without the use of any FibroGen Confidential Information, FibroGen-supplied Materials or Product. For clarity, Catalent Background Intellectual Property shall not include any FibroGen Intellectual Property, FibroGen Owned Work Product, Product, or Manufacturing Process(es), or any other Intellectual Property relating to FibroGen-supplied Materials or Product.

1.11“Catalent Confidential Information” means all confidential and proprietary information actually disclosed by Catalent to FibroGen in the course of performing Manufacturing Services under this Agreement and approved Purchase Orders. For clarity, Catalent Confidential Information shall not include any FibroGen Confidential Information, API, Product, or FibroGen Owned Work Product.

1.12“Catalent Facility(ies)” means the facility(ies) listed in Section 3.1 hereto, which facility(ies) are owned and operated by Catalent and will be used for the performance of Manufacturing Services, and the production of Product.

1.13“Catalent Owned Work Product” shall have the meaning as set forth in Section 10.1.

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Confidential

1.14“Certificate of Analysis” means a document prepared by Catalent certifying that a particular Batch of Product was tested and conforms to the Specifications. Unless otherwise agreed to in a signed writing by both Parties, the Certificate of Analysis shall be in the English language.

1.15“Certificate of Compliance” means a document prepared by Catalent that states that a particular Batch of Product was manufactured in compliance with the Quality Agreement and: (a) lists the manufacturing date, unique Batch number, Product number, and quantity of Product in such Batch; (b) certifies that such Batch was manufactured in accordance with the Master Batch Record and all Applicable Laws including cGMP; and (c) certifies all excursions and investigations associated with the Batch have been closed and found to not impact the Batch. The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement. Unless otherwise agreed to in a signed writing by both Parties, the Certificate of Compliance shall be in the English language.

1.16 “cGMP” means the current good manufacturing practices for the manufacture of pharmaceutical products, including without limitation: (a) the United States Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. §321 et seq.) and the regulatory requirements for current good manufacturing practices as promulgated by the FDA thereunder; including without limitation 21 C.F.R. Part 11 (as applicable to electronic systems used in the manufacture of Product), 21 C.F.R. Parts 210 and 211 as amended; and (b) the regulatory requirements for current good manufacturing practices as promulgated by the International Conference on Harmonization (ICH); and (c) Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and/or the European Community Directive 2003/94/EC of October 8, 2003; and (d) the EC Guide to Good Manufacturing Practice for Medicinal Intermediate Products; and (e) 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country; and (f) all additional Regulatory Authority documents and regulations that replace, amend, modify, supplant or complement any of the foregoing and any amendments to the foregoing; and (g) any and all current Good Manufacturing Practices applicable to the manufacture, testing and/or any other processing of pharmaceutical products in other countries and territories worldwide where the respective Final Products are sold or otherwise marketed from time to time provided that Catalent is informed about such other Good Manufacturing Practices by FibroGen in accordance with the Quality Agreement within a reasonable time so as not to delay release of the Final Product.

1.17“Confidential Information” means FibroGen Confidential Information and/or Catalent Confidential Information, as the context requires.

1.18“Contract Year” means, (i) for the first Contract Year, the period beginning on the Effective Date and ending on December 31, 2020 (“Contract Year 1”) and (ii) following Contract Year 1, each consecutive twelve (12) month period beginning on January 1 and ending on December 31 (“Contract Year 2”, “Contract Year 3”, etc.).

1.19“Delivery” shall mean that Product shall be made available pursuant to Section 4.3 of this Agreement; and “Delivery Date” shall mean the date specified for Delivery of Product pursuant to a Purchase Order or Acknowledgement in accordance with Section 2.2.

1.20 “Demand” means the number of units of Product required by FibroGen, or its Designees, to fulfill all of its requirements for [  ] in the Territory for the applicable Contract Year. “Demand Records” has the meaning set forth in Section 2.4.1.

1.21 “Designee” means a designee of FibroGen that has been granted the right to receive Product, as specified in writing by FibroGen to Catalent.

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Confidential

1.22“DQSA” shall have the meaning described in Section 11.2.9 hereof.

1.23“EMA” means the European Medicines Agency, or any successor agency thereto.

1.24“Executed Batch Records” means the collection of records that provides a traceable history of how a Batch of Product was produced.

1.25“FDA” means the United States Food and Drug Administration, or any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the United States.

1.26“FibroGen Confidential Information” means any research, development, clinical, manufacturing, or commercialization strategies, and all related technical and other data and information, whether patented or unpatented, that relate to FibroGen-supplied Materials, FibroGen's compound structures, synthesis, formulation and manufacturing methods, test methods, operations, technologies, forecasts and business and scientific plans, including without limitation, trade secrets, know-how, and other intellectual property, that is disclosed to, or supplied to Catalent in any form by or on behalf of FibroGen pursuant to this Agreement, or data, results, and information included in or relating to the Products generated or otherwise obtained by Catalent in the course of performing Manufacturing Services pursuant to this Agreement. For clarity, all Product, Batch Documentation Package, Master Batch Records, FibroGen Intellectual Property, FibroGen-supplied Materials and FibroGen Owned Work Product, shall be deemed to be FibroGen Confidential Information.

1.27“FibroGen Intellectual Property” means all Intellectual Property owned or controlled by FibroGen.

1.28“FibroGen Owned Work Product” has the meaning set forth in Section 10.1.

1.29“FibroGen Review Period” has meaning set forth in Section 4.2

1.30“Final Product” means a final product sold to the public that includes Product supplied hereunder.

1.31“FibroGen-supplied Materials” means any materials (including API, reference standards, progeny, derivatives, and modifications thereof) that are provided by or on behalf of FibroGen to Catalent for the purpose of performing Manufacturing Services, as further described in Attachment D.

1.32“FMD” has the meaning set forth in Section 11.2.9 hereof.

1.33“Intellectual Property” means all Patents, copyrights, trade secrets, know-how, inventions, and all other intellectual property rights that are owned or controlled by a Party (whether patentable or not), including all applications and registrations with respect thereto.

1.34“Joint Manufacturing Committee” or “JMC” shall have the meaning set forth in Section 3.8.

1.35“Key Performance Indicators” or “KPI(s)” has the meaning set forth in Section 3.8 hereof.

1.36“Latent Defects” has the meaning set forth in Section 4.2.4.

1.37“Long Lead Time Materials” has the meaning set forth in Section 3.2.1.

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Confidential

1.38“Manufacturing Process” means the production process for the manufacture of Product.

1.39“Manufacturing Services” has the meaning set forth in Section 2.3.

1.40“Master Batch Record” or “MBR” means the document agreed on by the Parties in a signed writing that defines the Manufacturing Process of a particular Product, and pertains to the manufacture and supply of each Batch of Product, as may be amended from time to time by a signed writing of the Parties. The Master Batch Record shall include, without limitation, the appropriate applicable requirements for components (such as Raw Materials, FibroGen-supplied Materials, intermediates, in-process materials, and packaging materials and labels) and quantities of each as used; major production equipment; detailed production instructions, including sequences to be followed; sampling instructions and in-process controls with their acceptance criteria; time limits for completion of individual processing steps and/or the total process; expected yield ranges at appropriate phases of processing or of time; special notations and precautions to be followed; and instructions for storage of the intermediate, in-process material, Product to assure its viability for use. The Master Batch Record shall be presented in the English language. The Master Batch Record shall also incorporate by reference, without limitation, such additional information as may be required under the Quality Agreement.

1.41“MHRA” means the United Kingdom Medicines and Healthcare products Regulatory Agency.

1.42“[   ] Requirement” has the meaning set forth in Section 2.4.

1.43“Non-Conforming FibroGen-supplied Materials” has the meaning set forth in Section 3.2.2(b).

1.44“Non-Conforming Processing” has the meaning set forth in Section 4.2.1.

1.45“Non-Conforming Product” has the meaning set forth in Section 4.2.1.

1.46“Other Services” has the meaning set forth in Section 2.6 hereof.

1.47“PAI” means a pre-approval inspection of the Catalent Facility as required by a Regulatory Authority.

1.48“Patents” means, with respect to an invention, any patent or patent application, and any patent issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations, continuations-in-part, and foreign equivalents thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to that of any such patent, all to the extent the foregoing contain claims covering such invention.

1.49“Process” or “Processing” means the compounding, filling or tableting, encapsulating, producing and bulk packaging (but not secondary or retail packaging) of FibroGen-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement.

1.50“Processing Date” means the day on which the first step of physical processing occurs.

1.51“Product” means the bulk pharmaceutical drug product containing the API, as more specifically described in the Specifications, in the form attached hereto as Attachment E, and as may be further amended by the Parties.

1.52“Product Maintenance Services” has the meaning set forth in Section 2.5.

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Confidential

1.53“Product Storage Fees” has the meaning set forth in Section 4.4, and as further described in this Agreement in Attachment A. For clarity, Product Storage Fees shall not include storage of API.

1.54“Purchase Order(s)” has the meaning set forth in Section 2.2.2.

1.55“Quality Agreement” means the quality agreement agreed on by Catalent and FibroGen in a signed writing that relates to the manufacture of Product, as may be amended from time to time by a signed writing of the Parties, and as more fully set forth in Article 8.

1.56“Raw Material” means all ingredients, excipients, packaging materials, and reagents, including labels, solvents and other components other than FibroGen-supplied Materials that are required to perform the Manufacturing Services and/or manufacture the Product.

1.57“Recall” has the meaning set forth in Section 6.6.1.

1.58“Registration” has the meaning set forth in Section 6.1.

1.59“Regulatory Approval” means each approval, permit, product and/or establishment license, registration or authorization, including each approval pursuant to U.S. Investigational New Drug Applications, New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of a Regulatory Authority that is necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.

1.60“Regulatory Authority(ies)” means the FDA (for the USA), EMA (for the EU), ANVISA (for Brazil), MHRA (for the UK), and/or all other applicable, national, multi-national, state, regional or local regulatory agency, department, bureau, body or other governmental entity involved in or responsible for regulation of the relevant subject, as the context requires in this Agreement. Notwithstanding the foregoing, Regulatory Authorities shall include the relevant health, environmental, and safety agency pertaining to the country in which Manufacturing Services are performed.

1.61“Regulatory Filing” means any or all applications submitted to Regulatory Authorities for the purpose of registering the Product, the Manufacturing Process, and/or Final Product as required by statute or regulation, and any amendments or supplements thereto, and any other filings required by the Regulatory Authorities relating to the manufacture, testing, sale or distribution of Product and/or Final Product (as applicable).

1.62“Representatives” of an entity mean such entity's duly authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.

1.63“Rolling Forecast” has the meaning set forth in Section 2.7.

1.64“Seizure” means any action by the FDA or other Regulatory Authority to detain Final Products manufactured from Product or prevent the distribution, prescription, consumption or release of such Final Products manufactured from Product.

1.65“Specifications” means the Product, Raw Material, and other specifications detailed in Attachment E, including reference standards agreed on by the Parties in one or more signed writings, including as applicable the characteristics, formulae, labeling, expiry date, storage requirements, and as may be amended from time to time by a signed writing of the Parties with Catalent's consent not to be unreasonably withheld.

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Confidential

1.66“Special Packaging” means packaging that is not industry standard or commonly used by Catalent for commercial products, which shall include metal drums, or special tape. Special Packaging shall not include fiber drums, plastic drums, serialized seals, temperature/humidity monitoring devices, and similar packaging.

1.67“Subcontractor” means any independent entity that Catalent contracts with FibroGen's prior written consent pursuant to Section 3.7 to perform any Manufacturing Services or meet any obligations that are required under the terms and conditions of this Agreement and applicable Purchase Orders.

1.68“Term” has the meaning set forth in Article 16.

1.69“Territory” means [  ] with the exception of [  ]and the countries then being sanctioned by the United States, as listed by the Office of Foreign Asset Control.

1.70“Third Party” means any entity other than FibroGen, Catalent, and FibroGen's Designees.

1.71“Unit” has the meaning set forth on Attachment A.

1.72“Unit Pricing” has the meaning set forth in Section 5.2.1.

1.73“Vendor” has the meaning set forth in Section 3.2.1(b).

1.74“Waste” means any “hazardous substance” and/or “hazardous material” and/or any other waste material, pollutant and/or contaminant of any kind as defined by the Regulatory Authority(ies) having jurisdiction at the Catalent Facility, including, without limitation, any Raw Materials, in-process materials, routine process waste or any by-product arising from any activities conducted pursuant to this Agreement.

ARTICLE 2

PURCHASE ORDERS AND SUPPLY; FORECASTS

2.1Agreement. This Agreement establishes the general terms and conditions applicable to Catalent's manufacturing and supply of the Product to FibroGen. This Agreement is intended to allow the Parties to contract for the performance of manufacturing and supply of the Product through the execution of separate written Purchase Orders (defined below in Section 2.2.2) in accordance with this Agreement. Each Purchase Order shall become part of and incorporated by reference into this Agreement and each Purchase Order shall be subject to all of the terms and conditions of this Agreement. Any changes to a Purchase Order shall be agreed to in a signed writing by the Parties prior to any such changes being effective.

2.2	Purchase Order(s).

2.2.1Each Purchase Order complying with the requirements of this Section shall be valid and binding upon the submission of such Purchase Order by FibroGen, subject to Section 2.2.2. Each such Purchase Order submitted by FibroGen shall be governed by the terms and conditions of this Agreement.

2.2.2From time to time as provided in this Section, FibroGen shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Blends of Product to be manufactured, the Batch size (to the extent the Specifications permit Batches of different sizes), number of Batches of specific strengths, and the requested Delivery Date and FibroGen Designee address for each Batch of Product (each, a “Purchase Order”); provided, the Delivery Date may not be less than [  ] ([  ]) days after the date such Purchase Order is submitted unless agreed on by Catalent. Within [  ] ([  ]) business days following receipt of a

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Confidential

Purchase Order, Catalent shall issue a written acknowledgement (each, an “Acknowledgement”) that it accepts or rejects such Purchase Order. Each acceptance Acknowledgement shall either confirm the Delivery Date set forth in the Purchase Order or set forth an alternative Delivery Date in view of the Binding Forecast. Catalent and FibroGen will jointly work towards establishing the alternate Delivery Date. Catalent may reject any Purchase Order if it exceeds [  ] percent ([__]%) of the Binding Forecast or is otherwise not given in accordance with this Agreement. In the event of a conflict between the terms of any Purchase Order or Acknowledgment and this Agreement, the terms of this Agreement shall control. FibroGen shall submit a Purchase Order for the amount set forth in the applicable Binding Forecast in increments of []. Purchase Orders for quantities of Product in excess of the Binding Forecast (as defined in Section 2.7) shall be submitted by FibroGen at least [  ] ([]) days in advance of the Delivery Date requested in the Purchase Order.

2.2.3Catalent shall use [     ] efforts to manufacture and supply FibroGen with quantities of Product in excess of [__] of the quantities specified in the Binding Forecast, or with a Delivery Date earlier than those specified in the Binding Forecast, subject to Catalent's other supply commitments and manufacturing, packaging and equipment capacity. Catalent shall at all times maintain (i) sufficient manufacturing capacity at the Catalent Facility, and (ii) sufficient stocks of Raw Materials, in each case enabling Catalent to manufacture [  ]) of the quantities of Product set forth in the most recent Binding Forecast. [   ].

2.2.4FibroGen may modify the Delivery Date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent and communicating Product strengths at least [  ] ([  ]) days in advance of the earliest Processing Date covered by such change order. Such change order shall be effective and binding against Catalent only upon the written approval of Catalent (such approval not to be unreasonably withheld), and, notwithstanding any such written approval, FibroGen shall remain responsible for the Binding Forecast. Notwithstanding any amount due to Catalent under Section 5.3, if FibroGen fails to place Purchase Orders sufficient to satisfy the Binding Forecast, FibroGen shall pay to Catalent in accordance with Article 5 an amount equal to the Unit Pricing for all Units that would have been Processed if FibroGen had placed Purchase Orders sufficient to satisfy the Binding Forecast. Neither changes to nor postponement of any Blend or Batch of Product, nor the payment of the fees described in this Section, will reduce or in any way affect the Binding Forecast obligations set forth in Section 2.7. Additionally, and notwithstanding anything to the contrary in this Section 2.2.4, Catalent shall have no further obligation with respect to such Purchase Order, until FibroGen supplies conforming FibroGen-supplied Materials set forth in Section 3.2.2(a). Any deferment of Purchase Orders to the extent caused by FibroGen’s failure to supply FibroGen-supplied Materials in accordance with this Section 2.2.4 shall not constitute a breach of this Agreement by Catalent.

2.3Supply. Subject to the terms and conditions of this Agreement, Catalent hereby agrees to manufacture and supply FibroGen (and other Designees) with the amounts of Product ordered by FibroGen pursuant to the Purchase Orders submitted in accordance with this Agreement. Such manufacture and supply of Product, including (a) the compounding, filling, or tableting, producing and bulk packaging (but not secondary or retail packaging) of FibroGen-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement; (b) Product Maintenance Services as described in Section 2.5 (and Attachment B hereto); (c) the provision of other deliverables, such as the Batch Document Package; and (d) Other Services (collectively, the “Manufacturing Services”) shall be performed in a professional manner consistent with industry standards and in compliance with the terms and conditions of this Agreement, the Quality Agreement, the Specifications and all Applicable Laws.

During [    ], Catalent covenants and agrees that it shall manufacture and supply Product [  ] pursuant to this Agreement and shall not [  ]. It is understood and agreed that FibroGen may [  ], and nothing in this Agreement shall be construed to prevent FibroGen from doing so provided that the foregoing shall not limit FibroGen's [  ].

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Confidential

2.4[  ].

2.4.1Demand Records; Audit Rights.  FibroGen will keep complete and accurate books and records relating to the Demand, in sufficient detail to enable the calculation and verification of applicable [  ] in any given Contract Year (“Demand Records”). Upon the written request and not more than once per calendar year, Catalent shall be entitled to audit, or to have an independent accountant audit, such Demand Records. FibroGen shall provide Catalent or such auditors, as applicable, with access during normal business hours at FibroGen's relevant location and to such of the pertinent Demand Records of FibroGen as may be reasonably necessary to verify the matters in question. Such access shall include the right of Catalent or the independent accounting firm to interview FibroGen's personnel if reasonable. Each such examination shall be limited to pertinent Demand Records for any year ending not more than [  ] ([  ]) years prior to the date of such request. Before permitting such independent accounting firm to have access to such Demand Records and personnel, FibroGen may require such independent accounting firm and its personnel involved in such audit, to sign a confidentiality and use agreement to prohibit the independent accounting firm and its personnel from disclosing FibroGen's financial and proprietary information except to Catalent as contemplated by this section of the Agreement. Furthermore, the number of such audit personnel shall be limited to [     ] person.

2.5Product Maintenance Services. Catalent shall provide and FibroGen will receive those product maintenance services specified in Attachment B (the “Product Maintenance Services”).

2.6Other Services. Catalent shall provide other Product-related services set forth in Attachment C, such as validation services, supported by Catalent on an as-needed basis under a countersigned quotation and preapproved in writing by FibroGen (“Other Services”) as set forth in Attachment C. The terms and conditions of this Agreement shall govern and apply to such services.

2.7Forecast. On or around the [  ] ([  ]) day of each [  ], beginning at least [     ], or such other date as agreed by the Parties, and continuing during the Term of this Agreement on a monthly basis, FibroGen shall furnish to Catalent a written [  ] ([  )] month rolling forecast of the quantities of Product that FibroGen anticipates FibroGen will require for Product to be delivered under a Purchase Order (each, a “Rolling Forecast”). By way of example, the Rolling Forecast delivered in [  ] will cover the period from [  ] through [  ]. The first [  ] ([  ]) months of each Rolling Forecast shall constitute a binding order for the quantities of Product in such Rolling Forecast (the “Binding Forecast”) and the following [    ] months of the Rolling Forecast shall be non-binding, good-faith estimates.

2.8Shortfalls in Supply. If Catalent fails to meet its supply obligations to FibroGen under this Agreement, then Catalent shall use [   ] efforts to cure such failure as soon as practicable. During such supply failure, Catalent shall use [     ] efforts to allocate manufacturing capacity to the manufacture and supply of Product to FibroGen or other Designees, until such supply failure is remedied. If any supply failure continues in effect for a period of more than [  ] ([  ]) days, Catalent and FibroGen shall meet and work together reasonably and in good faith to seek a prompt and commercially reasonable solution to the problem causing the supply failure.

ARTICLE 3

OTHER OBLIGATIONS

3.1Catalent Facility.  All Product manufactured for FibroGen hereunder shall be manufactured solely by Catalent at the Catalent facility located at [  ] (“[  ] Facility”) and for the purpose of a second option to support Product release and stability testing at the Catalent facility located at [  ] (“[  ] Facility”) or such other facility as agreed by the Parties in writing (collectively, the “Catalent Facility”). The Catalent Facility may not be changed without an amendment to this Agreement.

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3.2Raw Materials and FibroGen-supplied Materials.

3.2.1Raw Materials.

(a)Procurement. Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet [] of the Binding Forecast, unless otherwise agreed by the Parties in writing. Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials (other than Long Lead Time Materials) promptly following receipt of FibroGen's Binding Forecast and in view of the Raw Materials procurement necessary for the Rolling Forecast. As used herein, “Long Lead Time Materials” means any Raw Material that is subject to purchase lead time beyond the Binding Forecast time frame, as identified in Attachment D. Catalent shall maintain a stock of Long Lead Time Materials as necessary to meet the then-current Rolling Forecast. For clarity, [  ].

(b)If FibroGen requires a change to a specific supplier, manufacturer or vendor (“Vendor”) to be used for Raw Material, then such Vendor will be identified in the Specifications and the Raw Materials from such Vendor shall be deemed FibroGen-supplied Materials for purposes of the other Sections of this Agreement.  [  ]. If FibroGen decides to use a specific vendor, FibroGen will be responsible for [  ].

(c)In the event of (i) a Specification change requested by FibroGen (ii) obsolescence of any Raw Material or (iii) expiration or termination of this Agreement by FibroGen other than due to a material breach of Catalent, [  ].

(d)Raw Materials Compliance. All Raw Materials used in the Manufacturing Process shall comply with the applicable Specifications, Purchase Order, and Quality Agreement, or as otherwise agreed in a signed writing by the Parties. Catalent or a Subcontractor approved in accordance with Section 3.7 shall perform testing and evaluation of the Raw Materials as required to meet the foregoing obligations.

(e)Retention and Reserve Samples. Catalent shall identify and retain certain reserve samples as set forth in the Quality Agreement, the Master Batch Record, the applicable standard operating procedures and Applicable Laws, or as otherwise agreed to in a signed writing by Catalent and FibroGen.

(f)Artwork and Labeling. FibroGen shall provide or approve, prior to the procurement of applicable Raw Material, all artwork, advertising and labeling information necessary for Processing, if any.  Such artwork, advertising and labeling information is and shall remain the exclusive property of FibroGen, and FibroGen shall be solely responsible for the content thereof. Such artwork, advertising and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder without FibroGen's written consent. The content of all artwork provided by or on behalf of FibroGen to Catalent shall comply with all Applicable Laws.

3.2.2FibroGen-supplied Materials.

(a)FibroGen shall supply to Catalent, at FibroGen's cost, FibroGen-supplied Materials in quantities sufficient to meet FibroGen's requirements for Product. FibroGen shall deliver such items and associated Certificates of Analysis to the Catalent Facility no later than [  ] ([  ]) days (but not earlier than [  ] ([  ]) days) before the commencement of Manufacturing Services. Catalent shall use FibroGen-supplied Materials solely for performance of the Manufacturing Services. Catalent shall not transfer the FibroGen-supplied Materials, or otherwise provide access to the FibroGen-supplied Materials to any Third Party without the prior written consent of FibroGen. Catalent agrees that no express or implied licenses or other rights relating to the FibroGen-

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supplied Materials are provided to Catalent under any Patents, trade secrets or other proprietary rights of FibroGen except to use such FibroGen-supplied Materials solely in accordance with this Agreement and the applicable Purchase Orders. Prior to delivery of any FibroGen-supplied Materials, FibroGen shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any governmental certification or authorization that may be required under Applicable Laws relating to the API and Product, and thereafter shall provide promptly any update thereto. FibroGen shall be responsible at its expense for securing any necessary export, import or other governmental clearance, permit or certification required in respect of such supply. Additionally, FibroGen represents and warrants that all FibroGen-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement.

(b)Catalent shall inspect all FibroGen-supplied Materials received to verify their identity. Unless otherwise expressly required by the Specifications or pursuant to Attachment A, Catalent shall have no obligation to test Fibrogen-supplied Materials it receives to confirm that they meet the associated specifications, certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with the Specifications, Catalent shall give FibroGen prompt notice of such nonconformity. Catalent shall not be liable for any defect in FibroGen-supplied Materials, or in Product as a result of FibroGen-supplied Materials not meeting the associated specifications (“Non-Conforming FibroGen-supplied Materials”), unless Catalent did not perform the foregoing obligations in accordance with the Specifications. Catalent shall follow FibroGen's reasonable written instructions in respect of return or disposal of Non-Conforming FibroGen-supplied Materials [  ].

(c)FibroGen shall retain title to FibroGen-supplied Materials at all times (including while at the Catalent Facility and in transit) and shall bear the risk of loss of any such FibroGen-supplied Materials. FibroGen shall obtain and maintain insurance for such items while at the Catalent Facility and in transit to and from any Catalent Facility. Catalent shall not reverse engineer, attempt to determine the structure or chemical composition of any of the FibroGen-supplied Materials, or make any modifications or derivatives of the FibroGen-supplied Materials, except as expressly allowed under each Purchase Order. Upon completion of all Manufacturing Services with respect to specific FibroGen-supplied Materials, or earlier upon FibroGen's request, Catalent shall return all FibroGen-supplied Materials provided hereunder to FibroGen, or at FibroGen's option, destroy (with certification of disposition)[  ].

(d)FibroGen will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications.  All Product delivered to FibroGen by Catalent shall be held, used and disposed of by or on behalf of FibroGen in accordance with Applicable Laws, and FibroGen will otherwise comply with Applicable Laws relating to FibroGen's performance under this Agreement.

3.3Manufacturing Standards. Catalent shall manufacture all Product in a professional manner and in accordance with Applicable Law and in compliance with the terms and conditions of the applicable Purchase Order, Specifications, this Agreement, and the Quality Agreement.

3.4Documentation for Manufacture of Product.  Catalent shall keep complete, accurate accounts, notes, data and records pertaining to the manufacture, processing, testing, packaging and storage of the Product, including without limitation (a) Executed Batch Records for Product manufactured in accordance with cGMP and (b) any other records required to be maintained under the Quality Agreement, or Applicable Laws. Catalent shall retain all such records for a period as set forth in the Quality Agreement, and shall provide such records to FibroGen upon reasonable advance notice. Catalent shall notify FibroGen in writing prior to the destruction of

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any records retained under this Section and, at FibroGen's request, shall transfer such records to FibroGen at FibroGen's reasonable expense.

3.5Analytical Testing. Catalent may designate a Subcontractor in accordance with Section 3.7, to perform the analytical testing on Raw Materials, Products, intermediates, and all other materials used in the Manufacturing Process as set forth in the current Master Batch Records, current Specifications, and/or as otherwise agreed in a signed writing by Catalent and FibroGen.

3.6FibroGen-supplied Materials and Raw Materials Storage. As part of the Manufacturing Services, Catalent shall ensure that all, FibroGen-supplied Materials and Raw Materials that are to be used in the manufacture of Product, as well as all Products, intermediates, and all other materials used in the Manufacturing Process in Catalent's control, are stored in accordance with the terms and conditions of this Agreement, the Specifications or the MBR (as applicable), retest date letters (reference standard), the Quality Agreement, all Applicable Law, and/or as otherwise mutually agreed to in a signed writing by Catalent and FibroGen, at no additional cost[  ].

3.7Approval of Subcontracting.  Catalent shall not subcontract, sublicense or otherwise delegate any material obligations under this Agreement without FibroGen's prior written approval. All Subcontractors shall have entered into agreements with Catalent to enable Catalent to comply with all obligations hereunder relating to performance of Manufacturing Services hereunder, including without limitation, obligations relating to FibroGen Confidential Information and FibroGen Intellectual Property. FibroGen may also approve certain Catalent Affiliates to perform subcontracted work, and such Catalent Affiliates who are so approved and identified on the Purchase Order may perform the subcontracted work as described in such Purchase Order.

3.8Key Performance Indicators. FibroGen and Catalent (through the JMC) shall set targets in writing for performance and minimum standards where applicable, for each of the Key Performance Indicators, and the actual performance versus targets will be measured, with the understanding and agreement by the Parties that such KPIs shall be set for tracking purposes only, with no obligations on Catalent to meet them, nor consequences for failure to meet them.  All such changes to the KPIs or the review and assessment shall be recorded in writing. The Parties shall supply each other with appropriate data to calculate the KPIs.

3.9Joint Manufacturing Committee. After the Effective Date, Catalent and FibroGen shall establish a joint steering committee (the “Joint Manufacturing Committee” or “JMC”) consisting of at least [  ] ([  ]) members appointed by each Party meeting biannually or as otherwise scheduled. The JMC shall be responsible for reviewing the ongoing relationship of the Parties, considering and attempting to achieve resolution of any disputes referred to it pursuant to Section 18.8 hereof and addressing such other matters as the Parties may mutually agree. For the avoidance of doubt, the JMC is not authorized to amend this Agreement.

ARTICLE 4
ACCEPTANCE/REJECTION; DELIVERY

4.1Batch Records and Data; Catalent Internal Release.

Except for Batches that are being investigated or retested, at the time of Catalent Internal Release to FibroGen (or Designee), each Batch of Product shall have no more than [  ] ([  ]) calendar days elapsed from the start of the then-current approved shelf life. Unless otherwise agreed to by the Parties in writing, after Catalent completes Processing of a Batch or Blend, Catalent shall provide FibroGen with copies of Batch records prepared in accordance with the Specifications and allow FibroGen [  ] ([  ]) business day review period to confirm the Batch records meet the requirements set forth in the Specifications. Catalent shall also provide FibroGen or its

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Designee with Catalent’s certificate of analysis for such Batch. Issuance of a certificate of conformance/analysis by Catalent constitutes release of the Batch by Catalent (“Catalent Internal Release”). FibroGen shall be responsible for final release of Product to the market.

4.2FibroGen Review Period; Acceptance and Rejection Procedure.

4.2.1Testing; Rejection. Catalent will complete Catalent Internal Release and promptly provide FibroGen with copies of all relevant components of the Batch Documentation Package (including but not limited to: (i) a Certificate of Analysis; (ii) a Certificate of Compliance; (iii) TSE/BSE; (iv) Material Safety Data Sheets (MSDS); and (v) analytical test results specified in the Quality Agreement). Catalent shall also if requested by FibroGen provide Product samples, and thereafter, FibroGen will, no later than [   ] (“FibroGen Review Period”), notify Catalent whether the Batch conforms to the Specifications. Upon receipt of notice from FibroGen that a Batch meets the Specifications, or upon failure of FibroGen to respond by the end of the FibroGen Review Period, the Batch shall be deemed accepted by FibroGen and FibroGen shall have no right to reject such Batch, except as set forth in Section 4.2.4 (“FibroGen Acceptance”). If FibroGen notifies Catalent in writing (a “Complaint”) that a Batch does not conform to the Specifications or otherwise does not meet the warranty set forth in Section 11.2.6 (“Non-Conforming Product”), and [   ]then Catalent shall conduct an appropriate investigation to determine whether Catalent agrees with FibroGen that Product is Non-Conforming Product and to determine the cause of any nonconformity. If Catalent agrees that Product is Non-Conforming Product and [    ], then Section 4.2.3. shall apply. Catalent shall cooperate with FibroGen in determining the cause of any Non-Conforming Product, including quality problems involving a Product, identifying corrective/preventive action and ensuring the implementation and effectiveness thereof.

4.2.2Discrepant Results. If the Parties disagree as to whether Product is Non-Conforming Product and/or whether the cause of the nonconformity is Non-Conforming Processing, and this is not resolved within [  ] ([  ]) days of the Complaint date, the Parties shall cause a mutually acceptable independent Third Party nominated by the JMC to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Non-Conforming Product and its components, including FibroGen-supplied Materials. The independent Third Party's results as to whether or not Product is Non-Conforming Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed by the Parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Non-Conforming Product attributable to Non-Conforming Processing, by FibroGen if Product is deemed Conforming, and shared equally between the Parties in all other circumstances. [    ]

4.2.3Non-Conforming Processing.  At FibroGen's direction and option, Catalent shall either (A) Process, [  ] another Batch of Product as a replacement for any Batch of Non-Conforming Product attributable to Non-Conforming Processing, [   ], or (B) credit or refund FibroGen for such rejected Batch. For the avoidance of doubt, FibroGen shall be liable to pay for either the rejected Batch(es) or the replacement Batch(es), but not both. [    ]

4.2.4Latent Defects. If any Product is subsequently found to contain a Latent Defect (as defined below) after FibroGen's receipt of the applicable Batch and Batch Documentation Package and such Product has not yet reached [    ], then FibroGen may bring a Complaint to Catalent for Non-Conforming Product, [  ], and Sections 4.2.1, 4.2.2 and 4.2.3, shall apply. The Parties will work together in good faith to determine the origin of the Latent Defect, including by review of any applicable reserve samples of the applicable Batch of Product retained at Catalent and through Section 4.2.3, which shall apply if there is a dispute between the Parties regarding whether a Latent Defect exists or what the origin of the defect is.  For purposes of this Section 4.2.4, “Latent Defect” means [   ].

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4.3Delivery Terms; Storage. Promptly following Catalent's Internal Release of Product (which includes FibroGen's right of [  ] ([  ]) business days review as set forth in Section 4.1), Catalent shall deliver Product to FibroGen or Designee by making Product available [  ] (Incoterms 2010) Catalent Facility (“Delivery”) and shall invoice FibroGen. Sole and exclusive title to Product shall always remain with FibroGen; and risk of its loss shall transfer to FibroGen upon Catalent's tender of Delivery. In the event Catalent arranges logistics services for FibroGen at FibroGen's request, such services are performed by Catalent as a convenience to FibroGen only and do not alter the terms and limitations set forth in this Section 4.3. If the Purchase Order does not specify disposition of Product, then Catalent shall store such Product in accordance with the storage requirements (as defined in the Specifications and the MBR as applicable and this Agreement) until such time as FibroGen requests shipment or other disposition or use of such Product. If Catalent provides storage services (as outlined in Section 4.4 below), title to such items shall pass to FibroGen upon transfer to storage. Catalent shall not be responsible for Product in transit, including any cost of insurance or transport fee for Product, or any risk associated with transit or customs delays, storage and handling.

4.4Product Storage Fees. If FibroGen fails to take possession of any Product within [  ] ([  ]) business days of the scheduled Delivery Date, Catalent shall store such Product and have the right to invoice FibroGen monthly following such scheduled Delivery Date for reasonable administration and storage costs (“Product Storage Fees”).

4.5Bill and Hold. From time to time, at FibroGen's request the agreed Delivery Date of the Purchase Order may be extended under a bill and hold arrangement as more fully set forth below. For each such Batch of stored Product, FibroGen agrees that: [].

ARTICLE 5
PAYMENTS

5.1Compensation. Except as otherwise provided hereunder, Catalent shall not charge FibroGen for (a) [  ], or (b) any [  ]; or, (c) any Manufacturing Services, Products, or costs [  ].

5.2Fees; Invoicing. In consideration for Catalent performing Manufacturing Services and other services hereunder:

5.2.1Unit Pricing and Unit Pricing Increase. FibroGen shall pay Catalent the unit pricing for Product Delivered pursuant to this Agreement as set forth on Attachment A (together with any subsequent updates pursuant to pricing, the “Unit Pricing”). Unit Pricing includes all fees for the Manufacturing Services, including, but not limited to, all packaging other than Special Packaging, storage of FibroGen-supplied Materials and Raw Materials, and release testing and other work to be performed as set forth in the Specifications, but excluding cost of API, Product Maintenance Services, or Other Services. The Unit Pricing shall be adjusted on an [  ] basis, effective on [  ] during the Term, upon [  ] ([  ]) days' prior written notice from Catalent to FibroGen, to reflect increases in, among other things, labor, utilities and overhead and shall be in an aggregate increased amount no greater than []. In addition, price increases for Raw Materials referenced in Attachment D shall be passed through to FibroGen at the time of such price increase to Catalent if the price increase for the Raw Material is greater than [  ] percent ([  ]%) through an adjustment to the then prevailing Unit Pricing at the prices actually imposed by such Raw Materials suppliers.

5.2.2Product Maintenance. FibroGen shall pay Catalent the annual fees for Product Maintenance Services set forth on Attachment A. Catalent shall submit an invoice to FibroGen for such fees beginning upon the Effective Date and prorated for the calendar days remaining in the then current year, and the

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first day of each calendar year thereafter during the Term. All fees associated with Product Maintenance Services described in Attachment B are included in the annual fee described in Attachment A.

5.2.3Other Fees that are not Product Maintenance Fees or Unit Pricing. Catalent shall provide quotes for all fees for services or costs. FibroGen shall pay Catalent for all other fees for services or costs approved in writing in advance by FibroGen explicitly set forth in this Agreement or a Purchase Order, including pursuant to Attachment C, 2.6 (Other Services), 4.4 (Product Storage Fees), 4.5 (Bill and Hold) fees, and any validation services. Catalent shall submit an invoice to FibroGen for such fees as and when appropriate.

5.3Payment Terms. Catalent shall submit an invoice to FibroGen for such fees upon tender of Delivery of Product as provided in Section 4.3. FibroGen will pay Catalent [  ] invoiced in accordance with this Article 5 within [  ] ([  ]) days of date of such invoice, provided that: [  ]. All invoices and payments hereunder shall be in U.S. Dollars (USD). All such invoices relating to this Agreement must have the invoice coding as indicated in the Purchase Order and be sent to:

Accounts Payable

FibroGen, Inc.

409 Illinois Street

San Francisco, CA 94158

AP@FibroGen.com

5.4Taxes and Other Surcharges. All taxes, duties and other amounts (excluding taxes based on net income and franchise taxes) assessed in respect of FibroGen-supplied Materials or in connection with the sale or delivery of Product hereunder, whether assessed prior to or upon provision or sale, and whether assessed on Catalent or FibroGen, are the responsibility of FibroGen, and either FibroGen shall reimburse Catalent for all such taxes, duties or other amounts paid by Catalent or such sums will be itemized and added to invoices directed at FibroGen, with supportive documentation to be provided by FibroGen to Catalent, as needed to comply with this Section 5.4. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, FibroGen shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. Catalent shall use all reasonable endeavors to obtain the relevant withholding or deducting certificate or certificates in a form which FibroGen can utilize in order to enable it to recover or obtain credit from the relevant taxing or other government authority the amount so withheld or deducted.  In determining the applicability of any withholding tax, the provision of any relevant bilateral income tax treaties or regulatory instrument or document shall be taken into account.

ARTICLE 6
REGULATORY OBLIGATIONS

6.1Registrations, Permits and Licenses. All Catalent Facilities will be properly licensed and have all necessary permits to perform the Manufacturing Services. Catalent shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits, approvals and licenses (including Catalent Facilities licenses) as are required by Applicable Law and applicable Regulatory Authorities in order for Catalent to perform all of its obligations under this Agreement and each Purchase Order (each, a “Registration”), for so long and insofar as is necessary to permit Catalent to perform any of its obligations under this Agreement. Catalent shall supply such Registrations and all related documents, including all permits and licenses related to Catalent Facilities to FibroGen or a FibroGen Designee upon request by FibroGen, to the extent specifically related to the Product or the Manufacturing Services or Deliverables hereunder.

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6.2Regulatory Communications and Correspondence. Any and all communications from and to the FDA or other Regulatory Authorities related to the manufacture of the Products at the Catalent Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in a signed writing by Catalent and FibroGen.

6.3Regulatory Inspections.

6.3.1Inspection by Regulatory Authorities. Upon the request of any Regulatory Authority having jurisdiction over the manufacture of Product hereunder, such Regulatory Authority shall have access to observe and inspect Catalent's facilities (including Catalent Facility) and procedures used for the manufacture, release and stability testing, and/or warehousing of all Product, and to inspect such facilities (including Catalent Facility) for compliance with cGMP and other Applicable Law. FibroGen Representatives shall be permitted to be on site for (but not participate in) any such inspections by Regulatory Authorities. Catalent specifically agrees to cooperate with any inspection by a Regulatory Authority, whether prior to or after regulatory approval of Product manufactured by Catalent, and to provide FibroGen with a copy of any document received including any inspection report resulting from any such inspection by a Regulatory Authority (redacted as appropriate to protect any confidential information of Catalent or Catalent's other customers), which document/report shall be received by FibroGen no later than [  ] ([  ]) business days from such inspection. Catalent agrees that Catalent shall promptly notify FibroGen of any regulatory inspections relating to Product as further set forth in the Quality Agreement. For clarity, the foregoing reporting requirements do not impact Catalent's reporting obligations to FibroGen as set forth in Section 6.6.2. If Catalent is purchasing Raw Materials from a Third Party for use in manufacturing Product, Catalent shall use [       ] efforts to ensure that such supplier's facilities and procedures are similarly subject to the provisions of this Section as to the manufacture of such Raw Materials. FibroGen shall carry out audits pursuant to the Quality Agreement. Among other requirements set forth in the Quality Agreement, Catalent will be required to permit Regulatory Authorities to carry out a PAI. The Parties hereby acknowledge that Regulatory Authorities may require to inspect the Catalent Facilities in order to approve them.

6.3.2Remedial Actions. Catalent shall notify FibroGen immediately in writing in the event any action is taken or threatened by a Regulatory Authority relating to the manufacture, supply, or storage of Product by  Catalent, or relating to  Catalent Facility in which such manufacture, supply, or storage occurs, or which may impair the ability of  Catalent to manufacture, supply, or store Product (including without limitation any impairment to Catalent's ability to manufacture Product conforming to the applicable Specifications) in accordance with this Agreement. In any event, Catalent shall use [     ]  efforts to address and resolve any issues, concerns or warnings from any Regulatory Authority that impact Catalent's ability to manufacture, supply, or store Product in accordance with this Agreement, the Specifications and MBR (as applicable). To the extent Catalent must implement a plan of remediation or for other modifications or changes to Catalent's Facility in order to address and resolve any such issues, concerns or warnings from any Regulatory Authority, Catalent shall: (a) prepare such plan as soon as practicable; (b) provide a draft of the plan to FibroGen to the extent specifically referencing the production of the Product; and (c) implement and complete all aspects of the plan as agreed with FibroGen soon as practicable.

6.4Regulatory Authority Fees. [  ], which fees result directly from Catalent's formulation, development, manufacturing, processing, filling, packaging, storing or testing of FibroGen's Product or FibroGen-supplied Materials, other than pursuant to Attachment B.  Catalent will invoice FibroGen for reimbursement of all other payments or fees at the time they are actually incurred by Catalent as a direct pass-through cost with no associated overhead or administration costs.  FibroGen shall pay all invoices pursuant to Article 5 hereof.

6.5Regulatory Filings and Maintenance; Cooperation in Obtaining Government Approvals.  Catalent shall provide information and documentation to support FibroGen's Regulatory Filings and in maintaining

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Regulatory Authority approvals for the Product, as necessary, and shall prepare and maintain manufacturing files, certificates, authorizations, data and other records that pertain to the manufacture of the Product as further set forth in the Quality Agreement or applicable Purchase Order, or as otherwise agreed to in a signed writing by Catalent and FibroGen. FibroGen (or other Designees) shall have the exclusive right to prepare and submit any and all Regulatory Filings regarding any products containing Product and Final Product, and including filing any amendments or supplements thereto and pursuing such Regulatory Filings for approval or registration. Any and all such Regulatory Filings regarding API, Product or Final Products, and any approvals obtained thereon, will be owned solely by and held in the name of FibroGen (or other Designees, as applicable). To the extent required or appropriate under Applicable Law, any such Regulatory Filings, or any approvals obtained thereon, may list Catalent as a manufacturer of the Product under this Agreement. Notwithstanding the above, FibroGen (or other Designees) shall not identify Catalent in any ANDA/NDA application or other such initial regulatory filing or submission without Catalent's prior written acknowledgment. Such acknowledgment shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized Representatives of both Parties. FibroGen shall provide Catalent with notice of any Regulatory Filings that name Catalent as a manufacturer of the Product and provide Catalent with a copy of each Regulatory Approval required to distribute, market or sell Product in the Territory.

6.6Recalls.

6.6.1Responsibility. If a Regulatory Authority orders or requires the recall of Product supplied pursuant to this Agreement or if either Catalent or FibroGen believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to Product supplied under this Agreement, the Party receiving the notice from the Regulatory Authority or that holds such belief shall promptly notify the other Party in writing. Recalls or Seizures of Final Product will be further handled by the Quality Agreement between the Parties.

6.6.2Communication. Catalent shall keep FibroGen fully and promptly informed of any notification, event or other information, whether Catalent receives directly or indirectly, which notification, event or other information (a) might affect the marketability, safety, or effectiveness of the Product; or (b) might result in a Recall or Seizure. Upon request, Catalent shall cooperate with, and provide reasonable assistance in a timely manner to FibroGen in connection with any Recall or Seizure, including without limitation providing information relating to a potential or actual Recall or Seizure within [  ] ([  ]) business day after FibroGen's request therefor, to the extent such information is readily available to Catalent. In the event that Catalent believes that a Recall may be necessary or appropriate, Catalent shall notify FibroGen within [  ] ([  ]) business day.

6.6.3Replacement; Refund. The cost of any Recall shall be borne by FibroGen, and FibroGen shall reimburse Catalent for expenses incurred in connection with any Recall, in each case except to the extent such Recall is caused by Catalent's breach of its manufacturing obligations under this Agreement or Catalent's violation of Applicable Laws or its negligence or willful misconduct, in which case Catalent shall bear [  ].

ARTICLE 7

HAZARDS AND SAFETY

7.1Hazards.  As of the effective date of each applicable Purchase Order, FibroGen shall provide Catalent with all information then known to FibroGen and in FibroGen's possession or control concerning any hazardous conditions or Wastes associated with exposure to or the handling, storage, use, or disposal of FibroGen-supplied Materials and Product, including without limitation Materials Safety Data Sheets for FibroGen-supplied Materials and Product.

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7.2Safety. Catalent shall in accordance with Catalent's internal procedures and Applicable Law, inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical and processing hazards associated with the Raw Materials, FibroGen-supplied Materials, Product, or any Wastes generated through performance of the Manufacturing Services hereunder, and provide such persons with training in the proper methods of handling and disposing of such items. Catalent shall be responsible for maintaining safety procedures and required training documentation for Catalent's handling and manufacture of the Product, FibroGen-supplied Materials, and all Raw Materials and components thereof, and for the generation, treatment, storage and disposal of Wastes relating thereto all of which shall comply with all applicable national and local environmental and occupational safety and health requirements where the Waste is located. FibroGen shall have the right to audit and comment on such procedures. In accordance with the Quality Agreement, each Party shall promptly notify the other of any information or notice of which it becomes aware concerning the Product, including, without limitation, any threatened or pending action by any Regulatory Authority. FibroGen shall be responsible for handling all complaints and communications from Regulatory Authorities with respect to the Final Product or Product, except to the extent such complaints and communications relate to the Catalent Facility. Catalent shall cooperate in resolving such complaints and responding to such communications to the extent such cooperation is reasonably requested by FibroGen.

7.3Waste Handling; Notification. At Catalent's expense, Catalent or an approved Subcontractor shall handle, label, package, store, transport and dispose of all Wastes generated through performance of the Manufacturing Services hereunder in material compliance with all Applicable Laws, and be responsible for such actions therefor. Each Party shall promptly notify the other of any health hazards or potential health hazards of which it is or becomes aware concerning exposure to or handling of the Raw Materials, FibroGen-supplied Materials, Product, or Wastes.

7.4Accident Reports/Adverse Event Reporting. It is understood and agreed that FibroGen (or other Designees) shall have the sole right and responsibility for reporting to the applicable and appropriate Regulatory Authorities any adverse events involving the Product or Final Product (as applicable). Catalent shall provide FibroGen all reasonable assistance in complying with such reporting requirements. Catalent shall report to FibroGen immediately within [  ] ([  ]) business day all material accidents related to the manufacture, handling, use or storage of any Raw Materials, FibroGen-supplied Materials, or Product, including, without limitation: (a) accidents resulting in significant personal injury requiring more than first aid treatment, (b) accidents resulting in chronic illness or loss of consciousness, (c) accidents resulting in material property damage, (d) accidents resulting in material environmental release, and (e) accidents that result in regulatory, safety, health or environmental audits. Catalent shall notify FibroGen of any information of which Catalent becomes aware concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, that is associated with the manufacturing of Product.

ARTICLE 8
QUALITY ASSURANCE

8.1Quality Agreement. Prior to any Regulatory Filing for the Product that names Catalent as a manufacturer of Product and in any case before first cGMP Manufacturing of the Product, the Parties shall agree upon and execute a quality agreement (the “Quality Agreement”). The Quality Agreement shall set forth the responsibilities of the Parties with respect to pharmacovigilance, quality assurance, document retention, notification obligations relating to Regulatory Authority inquiries and activities, audit and inspection rights, and similar matters with respect to the manufacture of Product including Recalls, returned goods, and authorization for Recalls.

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8.2Changes to Specifications. All Specifications, and any change to the Specifications agreed by the Parties from time to time, shall be in writing, dated and signed by the Parties. Any change to the Manufacturing Process or MBR shall be deemed a Specification change. No change in the Specifications shall be implemented by Catalent, whether requested by FibroGen or requested or required by any Regulatory Authority, until the Parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing). Catalent shall respond promptly to any request made by FibroGen for a change in the Specifications, and both Parties shall use commercially reasonable, good-faith efforts to agree to the terms of such change in a timely manner. For changes to Specifications due to revisions to compendial specifications, such Specification changes shall be implemented by Catalent no later than the effective date of the corresponding change in the compendia. As soon as practicable after a request is made for any change in Specifications, Catalent shall notify FibroGen of the costs associated with such change and shall provide such supporting documentation as FibroGen may reasonably require. FibroGen shall pay all costs associated with FibroGen requested changes to the Specifications. Catalent shall pay for all costs associated with changes to the Specifications requested by Catalent or [  ], to the extent not resulting from a Specification change requested by FibroGen.

8.3Quality Control. Catalent shall ensure that all Product manufactured for supply to FibroGen pursuant to this Agreement is subject to quality controls in conformance with customary practices, cGMP and regulatory standards. In addition, Catalent shall maintain and follow a quality control and testing program to confirm that all Product supplied hereunder conforms to the Specifications.

8.4Responsibility for Quality Assurance and Quality Control. Responsibility for quality assurance and quality control of Product shall be allocated between FibroGen and Catalent as set forth in the Quality Agreement.

8.5Audits; Observation of Product Manufacture. Notwithstanding anything to the contrary herein or in any Purchase Order, Catalent agrees that it shall not commence any manufacture of Product until FibroGen has approved the applicable Master Batch Record. On an ongoing basis, FibroGen, other Designees, and other authorized agents designated by FibroGen shall have the right to perform, directly or through its representatives or agents, certain audits of records and documentation, and to have Representatives of FibroGen (or representatives of FibroGen's designee, including representatives of FibroGen's partners or other Designees) visit each Catalent Facility during normal business hours to review Catalent's manufacturing operations, to assess its compliance with and the Quality Agreement, the quality-related obligations in this Agreement, and applicable regulatory standards, and to discuss any related issues with manufacturing and management personnel. Catalent shall cooperate fully in all such reviews, audits, and inspections. Catalent shall provide at no further cost personnel time and resources as may be available and commercially reasonable to complete such audits. FibroGen shall provide reasonable advance notice to Catalent of visits to Catalent Facility. FibroGen's Representatives (and/or representatives of FibroGen's designee or partner or other Designees) shall be granted access upon to (A) the portion of the Catalent Facility where Catalent performs Manufacturing Services, (B) relevant personnel involved in Manufacturing Services and (C) records pertaining to Manufacturing Services, in each case solely to the extent pertaining to the Product and for the purpose of verifying that Catalent is performing the Manufacturing Services in accordance with Applicable Laws, including cGMPs, the Specifications, Quality Agreement and the Master Batch Records. FibroGen, including its partners, Representatives and/or other Designees, may not conduct an audit under this Section more than [  ] during any [  ] ([  ]) month period, unless there is a material quality or compliance or security issue concerning Product, the Manufacturing Services, or the Manufacturing Process (as provided under Attachment B hereto); except that additional inspections may be conducted [  ]. Notwithstanding the foregoing, FibroGen (or its designee) may conduct an audit of Catalent's security procedures [  ] every [  ] ([  ]) months to ensure adequate Product security processes are in place. Audits and inspections shall be designed to minimize disruption of operations at the Catalent Facility. If following an inspection FibroGen considers that the

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Products are not meeting the requirements set forth in Section 11.2.6, or the security requirements posed under Section 8.6 hereof are insufficient, FibroGen shall inform Catalent and Catalent shall take such immediate action as is necessary to ensure that the Product is or will be as warranted under Section 11.2.6. FibroGen shall have the right to re-conduct inspections and take further samples after Catalent has carried out its remedial actions at no additional costs.

8.6Product Security. Catalent will ensure that all FibroGen-supplied Materials, including API and Product, while under the control of Catalent are under appropriately secure conditions with procedures in place to (a) protect the materials against diversion and theft, and (b) include mechanisms for full accounting and reconciliation of FibroGen Materials, including API and Product, in each case, as may be more fully set forth under the Quality Agreement. Catalent will promptly notify FibroGen should any breach or discrepancy thereof occur, and Catalent will work cooperatively with FibroGen to resolve any such breach or discrepancy, within the scope of its responsibilities under the Quality Agreement. [  ].

ARTICLE 9
LICENSE GRANTS; TRANSFER ASSISTANCE

9.1Licenses to Catalent. During the Term, FibroGen hereby grants to Catalent a limited, royalty-free, non-exclusive, non-transferable license (without any right to sublicense) under any FibroGen Intellectual Property for the sole and limited purpose of Catalent's performance of its obligations under this Agreement, including, without limitation, the manufacture and supply of Product pursuant to any applicable Purchase Order(s). Catalent covenants that it shall not use or practice the FibroGen Intellectual Property for any use or purpose other than for the limited manufacturing and supply as provided in this Agreement, and shall not disclose, transfer, make public or sublicense any rights, data and information under the FibroGen Intellectual Property.

9.2License to FibroGen. Catalent shall and hereby grants to FibroGen an irrevocable, perpetual, worldwide, fully paid, royalty-free, non-exclusive license, with the right to grant and authorize sublicenses, under any and all Catalent Background Intellectual Property and Catalent Owned Work Product that Catalent incorporates into the Product, the MBR, Batch Documentation Package and such other deliverables, in each case to practice such Catalent Background Intellectual Property for the sole and limited purpose of: selling, having sold, offering for sale, using, having sold, importing and/or exporting, and commercializing the Product (or any back-up compounds or next-generation compounds thereof).

9.3Transfer Assistance. [].

ARTICLE 10
OWNERSHIP OF INTELLECTUAL PROPERTY AND

MATERIALS

10.1Rights to Intellectual Property.

10.1.1Except as otherwise provided for hereunder, all Intellectual Property developed under this Agreement which relates exclusively to the Product, including the Batch Documentation Package, the MBR, the Manufacturing Process, and all other deliverables required by this Agreement, including any improvements or modifications thereto (collectively, “FibroGen Owned Work Product”) shall be owned by FibroGen and Catalent shall and hereby assigns all of Catalents's rights, title and interest in the FibroGen Owned Work Product to FibroGen. For clarity, FibroGen Owned Work Product shall not include Catalent Background Intellectual Property, and, except as set forth in Section 9.2, no rights to Catalent Background Intellectual Property are provided for hereunder. FibroGen Owned Work Product shall be deemed FibroGen Confidential Information.

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Catalent shall execute documents and take other actions as FibroGen reasonably requests (at FibroGen's expense) for purposes of applying for, obtaining, perfecting, evidencing, sustaining and enforcing FibroGen's interest in the FibroGen Owned Work Product. The content of all artwork provided by or on behalf of FibroGen to Catalent shall and shall continue to be the sole and exclusive property of FibroGen.

10.1.2Catalent shall own Intellectual Property relating to its Manufacturing Services under this Agreement, including those that are generally applicable to developing, formulating, manufacturing, filling, processing, packaging, analyzing, or testing pharmaceutical products generally to the extent not specific to the manufacture, formulation, filling, processing, packaging, analyzing, testing, use, sale, offer for sale, export and/or import of the Product and do not rely on or make a claim towards FibroGen Owned Work Product or FibroGen Confidential Information (“Catalent Owned Work Product”). All Catalent Owned Work Product shall be solely owned by Catalent.

10.2FibroGen-supplied Materials. As between the Parties and without prejudice to any other ownership rights hereunder, FibroGen shall own all rights and interests in and title to the FibroGen-supplied Materials, including API.

10.3Intellectual Property Controls. Catalent shall require any of its employees, approved Subcontractors, and employees of such approved Subcontractors to hold any of FibroGen Confidential Information and FibroGen-supplied Materials in strict trust and confidence, and shall require such employees, approved Subcontractors, and employees of such approved Subcontractors to assign all right, title and interest in and to FibroGen Owned Work Product to Catalent so that Catalent may comply with its obligations under this Agreement. Furthermore, Catalent shall protect all FibroGen Confidential Information in no less than the same manner it uses to protect its own confidential information.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1FibroGen. FibroGen hereby represents and warrants to Catalent that, as of the Effective Date:

11.1.1Power and Authority. FibroGen is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and enter into this Agreement and to perform its obligations hereunder. Furthermore, FibroGen represents and warrants to Catalent that neither FibroGen nor any of its employees has (to the best of its knowledge) or will perform any of the following acts, either directly or through a Third Party, in connection with this Agreement: (a) pay, offer or promise to pay, or authorize the payment of, any money; (b) give or promise to give, or authorize the giving of, any services or anything else of value; or (c) enter into any other transactions, to or with any official or employee of any governmental agency or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office, in each case for the purpose of: (i) influencing any act or decision of that person in his/her official capacity, including a decision to fail to perform his/her official functions with such governmental agency or instrumentality or such public international organization or such political party; (ii) inducing such person to use his/her influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof; or (iii) securing any improper advantage.

11.1.2Execution, Delivery and Performance of the Agreement. FibroGen has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. This Agreement shall be duly executed and delivered on behalf of FibroGen, and constitute a legal, valid, binding obligation, enforceable against FibroGen and its

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successors and assigns in accordance with its terms and conditions. The execution, delivery and performance of this Agreement does not materially breach, conflict with, violate, contravene or constitute a default under any contracts, arrangements or commitments to which FibroGen is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by FibroGen violate any order, law or regulation of any court or Regulatory Authority having authority over it.

11.1.3Materials and Information. FibroGen is free to supply to Catalent the FibroGen Confidential Information and FibroGen-supplied Materials supplied by FibroGen to Catalent.

11.1.4License. FibroGen has the right, power and authority to grant Catalent the license set forth in Section 9.1 above.

11.1.5All FibroGen-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement. If FibroGen learns of the noncompliance of an Applicable Law that materially impacts the Manufacturing Services by an employee, agent, or Subcontractor being used by Fibrogen, Fibrogen will promptly so notify Catalent in writing, and appropriate action will be taken by FibroGen in consultation with Catalent, as may be practical and appropriate under the circumstances.

11.1.6The content of all artwork provided by or on behalf of FibroGen to Catalent shall comply with all Applicable Laws.

11.1.7All Product delivered to FibroGen by Catalent shall be held, used and disposed of by or on behalf of FibroGen in accordance with this Agreement and Applicable Laws, and FibroGen will otherwise comply with Applicable Laws relating to FibroGen's performance under this Agreement.

11.1.8FibroGen will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if FibroGen (or its Designee) does not hold all necessary Regulatory Approvals to market and sell the Product, or in the conduct of any clinical trial utilizing Product or API.

11.1.9To FibroGen's knowledge, there is (i) no patent owned by a Third Party related to the FibroGen Intellectual Property used to Process Product that would be infringed or misused by performance under this Agreement and (ii) no trade secret or other proprietary right of a Third Party related to the FibroGen Intellectual Property used to Process Product that would be infringed or misused by performance under this Agreement..

11.1.10FibroGen has all authorizations and permits required to deliver (or have delivered) API to the Facility.

11.1.11FibroGen further represents and warrants that no transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or embargo administered by the United Nations, European Union, United Kingdom, or United States.

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11.2Catalent. Catalent hereby represents and warrants to FibroGen that, as of the Effective Date:

11.2.1Power and Authority. Catalent is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and enter into this Agreement and to perform its obligations hereunder.

11.2.2Execution, Delivery and Performance of Agreement. Catalent has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. This Agreement shall be duly executed and delivered on behalf of Catalent, and constitutes a legal, valid, binding obligation, enforceable against Catalent and its successors and assigns in accordance with its terms. The execution, delivery and performance of this Agreement does not materially breach, conflict with, violate, contravene or constitute a default under any contracts, arrangements or commitments to which Catalent is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by  Catalent violate any order, law or regulation of any court or Regulatory Authority having authority over it.

11.2.3Compliance with Applicable Laws.  Catalent is, to its knowledge, in compliance with all Applicable Laws, regulatory guidelines and industry standards relating to the performance of the Manufacturing Services. If Catalent learns of the noncompliance of an Applicable Law that materially impacts the Manufacturing Services by an employee, agent, or Subcontractor being used by Catalent, Catalent will promptly so notify FibroGen in writing, and appropriate action will be taken by Catalent at Catalent's sole expense.

11.2.4 No Patent Infringement. The Manufacturing Services to be performed under this Agreement, based on the practice of Catalent Background Intellectual Property as contemplated to be used to manufacture the Products hereunder, will not violate or infringe upon any patent, trade secret, copyright or other intellectual property held by a Third Party; it being understood that such representation shall not extent to any such infringement or violation based on FibroGen Intellectual Property, instructions, or specifications provided to Catalent. No Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging infringement of a Third Party Patent or misappropriation of trade secret based on the practice of Catalent Background Intellectual Property as contemplated to be used to manufacture the Products hereunder. [  ].

11.2.5License. Catalent has the right, power and authority to grant FibroGen the license set forth in Section 9.2 above and will not enter into any contract, arrangement or commitment in the future which prohibits the grant of such license.

11.2.6Product Warranty. At the time of Delivery by Catalent as provided in Section 4.3, Product shall have been Processed in accordance with Applicable Laws and in conformity with the Master Batch Record, and will at the time of Delivery, conform to the Specifications and Purchase Order, and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; will have been packaged in accordance with the storage requirements as defined in the Specifications and Master Batch Records (as applicable); and will be transferred free and clear of any liens or encumbrances of any kind; provided, that Catalent shall not be liable for defects attributable to FibroGen-supplied Materials (including artwork, advertising and labeling).

11.2.7 Catalent will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b).

11.2.8Catalent represents and warrants that no transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or

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embargo administered by the United Nations, European Union, United Kingdom, or United States. Furthermore, Catalent represents and warrants to FibroGen that neither Catalent nor any of its employees has (to the best of its knowledge) or will perform any of the following acts, either directly or through a Third Party, in connection with this Agreement: (a) pay, offer or promise to pay, or authorize the payment of, any money; (b) give or promise to give, or authorize the giving of, any services or anything else of value; or (c) enter into any other transactions, to or with any official or employee of any governmental agency or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office, in each case for the purpose of: (i) influencing any act or decision of that person in his/her official capacity, including a decision to fail to perform his/her official functions with such governmental agency or instrumentality or such public international organization or such political party; (ii) inducing such person to use his/her influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof; or (iii) securing any improper advantage.

11.2.9 Catalent represents and warrants that, in furtherance of preventing fraud, bribery and corruption, racketeering, money laundering or terrorism, and ensuring product safety, it will comply with [  ].

11.3Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12
INDEMNIFICATION; LIMITATION OF LIABILITY

12.1Indemnification by FibroGen. Subject to Section 12.3, FibroGen shall indemnify, defend and hold Catalent, and their directors, officers, employees and agents (the “Catalent Indemnitees”) harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the “Losses”) incurred by Catalent Indemnitees to the extent such Losses arise out of, relate to or result from any claim, lawsuit or other action or threat by a Third Party relating to or arising out of [  [  ] ], except to the extent any such Losses arise out of or result from a Catalent Indemnitee's negligence, willful misconduct, or breach of its representations, warranties or obligations set forth in this Agreement.

12.2Indemnification by Catalent. Subject to Section 12.3, Catalent shall indemnify, defend and hold FibroGen, and their directors, officers, employees and agents (the “FibroGen Indemnitees”) harmless from and against all Losses incurred by FibroGen Indemnitees to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party relating to or arising out of [  ] in each case except to the extent any such Losses arise out of or result from a FibroGen Indemnitee's negligence, willful misconduct, or breach of its representations, warranties or obligations set forth in this Agreement.

12.3Indemnification Procedures.

12.3.1Identification of Indemnitor and Indemnitee. An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party and their respective directors, officers, employees and agents.

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12.3.2Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 12.1 or Section 12.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action (including a copy of any related complaint, summons, notice or other instrument) in respect of which the Indemnitee or any of their respective directors, officers, employees and agents intend to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period shall not relieve the Indemnitor of its obligations under this Article 12 except to the extent, if any, the Indemnitor is prejudiced by such failure. The Indemnitee and their respective directors, officers, employees and agents shall additionally [  ]. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense. FibroGen always has the right to control proceedings relating to API and Product

12.4Limitations of Liability.

12.4.1IN THE EVENT OF ANY CLAIM FOR LOST, DAMAGED OR DESTROYED API OR OTHER FIBROGEN-SUPPLIED MATERIALS, [ ].

12.4.2CATALENT'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED [  ].

12.4.3THE LIMITATIONS OF LIABILITY IN SECTIONS 12.4.1 AND 12.4.2 SHALL NOT APPLY TO THE EXTENT ARISING OUT OF:

(a)	[ ];
(b)	[ ];
(c)	[ ];
(d)	[ ]; OR
(e)	[ ].

12.5Disclaimer of Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 13

INSURANCE

Each Party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) Commercial General Liability and/or Foreign Liability Insurance with a per occurrence limit of $[  ] ([  ] United States Dollars) or equivalent and an annual aggregate limit of $[   ] United States Dollars) or equivalent; (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than $[  ] ([  ] United States Dollars) or equivalent covering each Party's own operations arising out of or connecting with this Agreement, providing coverage for bodily injury and property damage claims; (C) Workers' Compensation as required by any applicable law or regulation and in accordance with the provisions of the laws of the nation, state, territory or province having jurisdiction over FibroGen's employees. If any such jurisdiction has a social scheme to provide insurance or benefits to injured workers, the relevant Party must be in full

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compliance with the laws of such jurisdiction. Employer's Liability insurance will be provided in amounts not less than the local currency equivalent of US$[   ] ([] United States Dollars) or equivalent per accident and US[  ] ([  ] United States Dollars) or equivalent per employee for disease, provided that such coverage is available in the nation, state, territory or province having jurisdiction over each Party's employees. If there is an exposure of injury to each Party's employees under the U.S. Longshoremen's and Harbor Workers' Compensation Act, the Jones Act or under the laws, regulations or statutes applicable to maritime employees, coverage will be included for such injuries or claims; and (D) Auto Liability insurance in a minimum amount of $[  ] ([  ] United States Dollars) or equivalent combined single limit for all vehicles used in connection with the performance of this contract. Each Party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term, All Risk Property Insurance, including transit coverage, an amount equal to [  ] while in, or in transit to, or from, a Catalent facility. If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least [  ] ([  ]) years thereafter. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best or equivalent rating of at least A- VII or an S&P rating of A. Each Party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $[  ] United States Dollars or equivalent or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $[  ] United States Dollars or equivalent. Upon the other Party's written request from time to time, each Party shall promptly furnish to the other Party a certificate of insurance or other evidence of the required insurance.

ARTICLE 14
CONFIDENTIALITY

14.1Definition. As used in this Agreement, the term “Confidential Information” means all confidential information of the disclosing person of whatever type, including all information furnished by or on behalf of Catalent or FibroGen (as the case may be, “Discloser”), its Affiliates or any of its or their respective Representatives, to the other Party (for purposes of this Article 14, “Recipient”), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other Party's facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either Party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any Confidential Information furnished by Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence and terms of this Agreement.

14.2Exclusions. Notwithstanding anything in Section 14.1 to the contrary, Confidential Information does not include information that Recipient can demonstrate upon competent written proof (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by Recipient at the time of disclosure without obligations of confidentiality, (C) becomes available to Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for Recipient without reference to Discloser's Confidential Information.

14.3Mutual Obligation. Recipient (A) will keep confidential all Confidential Information, employing such protections as it would use for its own Confidential Information of a similar type but in no case less than reasonable protections under the circumstances, (B) will not use Discloser's Confidential Information except in connection with the performance of its obligations under this Agreement and (C) will not disclose to any Third Party, without Discloser's prior written consent, Discloser's Confidential Information, except that Recipient may disclose Discloser's Confidential Information to any of its Affiliates and its or their respective Representatives

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(and in FibroGen's case, Designees) that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) are bound to Recipient by obligations of confidentiality and non-use at least as restrictive as the terms of this Article. Each Party shall be jointly and severally responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives.

14.4Permitted Disclosure. Recipient may disclose Discloser's Confidential Information to the extent required by law or regulation; provided, that prior to making any such legally required disclosure, Recipient shall give Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances, and Recipient will cooperate with Discloser in Discloser's efforts to obtain protective order, confidential treatment or other legal remedy. Any such disclosure, however, shall not relieve Recipient of its obligations under this Agreement. In addition, FibroGen may use Catalent's name and disclose Catalent Confidential Information to potential investors or other lending sources who have a specific need to know such Confidential Information in connection with a proposed financing arrangement so long as the Third Party to whom such Confidential Information is disclosed is bound to FibroGen by obligations of confidentiality and non-use at least as restrictive as the terms of this Article, and subject to the restrictions set forth in this Article 14.

14.5No Implied License. Except as expressly set forth in Section 14.1, Recipient will obtain no right of any kind or license under any of Discloser's Confidential Information, including any patent application or patent, by reason of this Agreement. Discloser's Confidential Information will remain Discloser's sole property, subject to Article 10.

14.6Return of Confidential Information. Upon expiration or termination of this Agreement, Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within [  ] ([  ]) days either return or destroy (and certify as to such disposition) all of Discloser's Confidential Information, including any copy of such information, except for a single copy, which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement. In addition, Catalent shall require that all authorized Subcontractors and Affiliates performing Services have similarly returned or destroyed all FibroGen Confidential Information.

14.7Survival. The obligations of this Article will terminate [  ] years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under law.

ARTICLE 15
PRESS RELEASES; USE OF NAMES

15.1Press Releases. Neither Party shall issue or disclose any press release, publicity or other form of public written disclosure regarding this Agreement or the terms hereof without receiving the other Party's express prior written consent, except required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing Party are listed, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

15.2Use of Names. Except as expressly set forth in Section 14.4, neither Party shall make use of the name, trademark, logo or symbol of the other Party of its Affiliates or any of their respective officers, directors, employees, or agents, in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of the other Party.

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ARTICLE 16
TERM; TERMINATION

16.1Term.  This Agreement shall commence on the Effective Date and shall continue until the end of [  ] (“Initial Term”), and automatically extend for [  ] year periods (each a “Renewal Term”).  Either Party may provide the other with [  ] ([  ]) months’ written notice of termination with or without cause, provided the date of termination cannot occur before [  ]. The Initial Term and Renewal Terms are collectively referred to as the “Term”.

16.2Termination. This Agreement may be terminated as follows:

16.2.1Material Breach. Either Party may terminate this Agreement or Purchase Order by written notice to the other Party, for any material breach of this Agreement or Purchase Order by the other Party, if such breach is not cured within [  ] ([  ]) days after the breaching Party receives written notice of such breach from the non-breaching Party. Such termination shall be effective upon expiration of such cure period.

16.2.2Insolvency. Either Party may terminate this Agreement and all Purchase Orders upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within [  ] ([ 90]) days of such appointment; or (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not finally dismissed within [  ] ([  ]) days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

16.3Consequences of Termination.

16.3.1Generally. If FibroGen delivers to Catalent a notice of termination of this Agreement pursuant to Section 16.2, Catalent shall use [     ] efforts to wind-down all Manufacturing Services in accordance with its responsibilities under Applicable Laws, and use [      ]  efforts to reduce or eliminate further costs, and to cancel, if permitted under the terms of applicable agreements, any Third Party obligations. Except for invoices or Purchase Orders directly related to Catalent's material breach of this Agreement pursuant to Section 16.2.1, hereof FibroGen shall pay Catalent all invoiced amounts outstanding hereunder, plus, upon receipt of invoice therefor, for any [  ] and [  ] in the event that this Agreement is terminated for any reason other than by FibroGen pursuant to Section 16.2.2, all Product being Processed pursuant to Purchase Orders (or, alternatively, FibroGen may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii)). In the event that this Agreement is terminated for any reason other than by FibroGen pursuant to Section 16.2.2, FibroGen shall pay Catalent for[  ], in connection with Catalent's performance of this Agreement, so long as such costs, expenses or commitments were made by Catalent consistent with FibroGen's most recent Binding Forecast and the vendor's [  ]. In addition, Catalent shall return to FibroGen all FibroGen-supplied Materials together with any Product existing, generated, or in progress as of the date of termination. For avoidance of doubt, all services and delivery fees in connection with the transition shall be borne by FibroGen, unless the termination is due to breach of this Agreement by Catalent.

16.3.2Return of Product. At FibroGen’s request or upon expiration or termination of this Agreement, Catalent shall promptly: return or, at FibroGen’s written request, destroy (with certification of such destruction), all quantities of Product, FibroGen-supplied Materials, Raw Materials, intermediates and in-process

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materials being held by Catalent under this Agreement and outstanding Purchase Order(s). Such actions shall be taken at FibroGen’s pre-approved cost and expense.

16.3.4Accrued Rights. Except as otherwise expressly set forth herein, any termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such expiration or termination.

16.4Right to Return and Settle. If Catalent requests in writing from FibroGen direction with respect to disposal of any inventories of Product, FibroGen-supplied Materials, equipment, samples or other items belonging to FibroGen and is unable to obtain a response from FibroGen despite written notice as required under Section 18.1 hereof, after making commercially reasonable efforts to do so, Catalent shall be entitled to (A) return all such items to FibroGen, and (B) set-off any and all amounts due to Catalent or any of its Affiliates from FibroGen against any credits FibroGen may hold with Catalent or any of its Affiliates. Catalent shall in no event dispose of Product without FibroGen’s prior written consent.

16.5Surviving Rights. Sections[  ], and the rights and obligations contained therein shall survive the termination or expiration of this Agreement to the extent expressly stated therein.

ARTICLE 17
FORCE MAJEURE

Except as to payments required under this Agreement, neither Party shall be liable hereunder for any failure in performance if such delay or failure is caused by fire, flood, explosion, storm, acts of God, acts of any government or government agency or other causes beyond such Party’s reasonable control, provided that, upon the occurrence of any event of force majeure, (a) the Party whose performance is thereby affected shall promptly notify the other Party of the force majeure event and the circumstances so surrounding and of the expected duration thereof and shall take all reasonable steps to mitigate such delay or failure to perform and (b) if the delay or failure to perform continues for more than [  ] ([  ]) days, the unaffected Party may terminate this Agreement upon written notice to the affected Party. Upon cessation of such force majeure event, the affected Party shall promptly resume performance under this Agreement as soon as it is possible for the Party to do so.

ARTICLE 18
MISCELLANEOUS

18.1Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

To FibroGen:	FibroGen, Inc.
409 Illinois Street
San Francisco, CA 94158
Attn: Legal Department
Telephone: + 1 415 978-1200

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To Catalent	Catalent Pharma Solutions, LLC
1100 Enterprise Drive
Winchester, KY 40391
Attn: General Manager
Telephone: +1 859-745-2200

With a copy to:	Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, NJ 08873
Attn: General Counsel (Legal Department)
E-Mail: GenCouns@catalent.com
Facsimile: +1 (732) 537-6491

18.2Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of [  ], United States of America, without reference to conflict of laws principles. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof, as follows: the matter shall be referred first to the JMC having responsibility for the subject matter of the dispute. The JMC shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to [  ] ([  ]) days. If such efforts do not result in mutually satisfactory resolution of the dispute, then such dispute may be submitted by either Party to arbitration by the [  ] by [  ] arbitrator selected by the Parties; provided, either Party will have the right to withdraw from the arbitration at any time, and termination of such participation will be effective upon written notice to the other Party. If no agreement on an arbitrator can be reached within [  ] ([  ]) days after the [  ] offers names of potential arbitrators, then the [  ] will choose one arbitrator having reasonable experience in commercial transactions of the type described in this Agreement. The arbitration shall take place in the English language in [  ], in accordance with the [  ] administered arbitration rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction of the matter. The arbitration shall commence within [  ] ([  ]) days of the date on which an arbitrator is selected. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to [  ]. The arbitrator shall award to the prevailing Party, if any, its costs and attorneys' fees and expenses reasonably incurred in connection with the arbitration, in accordance with this Section. In any dispute resolution proceeding between the Parties in connection with this Agreement, the prevailing Party will be entitled to recover its reasonable attorney's fees and costs in such proceeding, including any subsequent or related enforcement proceeding, from the other Party.

18.3Headings. All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

18.4Exhibits. All exhibits, attachments or appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

18.5Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party's consent to such Party's Affiliate or to a successor to all or substantially all of the assets or business of such Party to which this Agreement pertains, whether by asset sale, stock sale, merger, acquisition, or otherwise. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any purported assignment that is not

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in conformance with this Section 18.5 shall be null, void and of no legal effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

18.6Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

18.7Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

18.8Conflict. In the event of conflict or ambiguity between or among the provisions of a particular Purchase Order, and the body of this Agreement or any amendments hereto and any other ancillary agreements, the terms and conditions of the body of this Agreement and amendments hereto shall prevail, govern, override, and control followed by the terms and conditions of ancillary agreements such as the Quality Agreement, Specifications, and Master Batch Records; and then finally the terms and conditions of the particular Purchase Order. Notwithstanding the foregoing, the Quality Agreement shall control with respect to quality assurance subject matters. For clarity, only explicit exceptions or modifications of named sections of this Agreement or other agreements set forth in a Purchase Order, shall act as exceptions, modifications or amendments of such agreements, and only then for the Product under such Purchase Order.

18.9Waiver.  No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

18.10Entirety; Amendments. This Agreement, including any exhibits or ancillary documents attached hereto or referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof, and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

18.11Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by portable document format (pdf), facsimile or original, and a pdf or facsimile signature shall be deemed to be and shall be as effective as an original signature.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Catalent Pharma Solutions, LLC		Fibrogen, Inc.

By:	/s/ Aris Gennadios, Ph.D.	By:	/s/ Michael Martinelli

Name	Aris Gennadios, Ph.D.	Name	Michael Martinelli

Title:	President	Title:	VP Tech Dev

Date:	18 December 2019	Date:	1/8/2020

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ATTACHMENT A

UNIT PRICING, PURCHASE ORDERS AND ADDITIONAL FEES

[   ]

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ATTACHMENT B

PRODUCT MAINTENANCE SERVICES

Product Maintenance Services are comprised of the following:

[  ]

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ATTACHMENT C

OTHER SERVICES

The following services and items are not included in Product Maintenance Services and may be supported by Catalent on an as-needed basis under a countersigned quotation. The list below is provided for illustration purposes and not intended to represent an exhaustive list of Product requests or services provided by Catalent:

[  ]

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ATTACHMENT D

FibroGen-Supplied Materials and Raw Materials

[  ]

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ATTACHMENT E

Product Specifications

[ ]

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